UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

                          Date of Report: March 2, 2006
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                          BRAVO RESOURCE PARTNERS LTD.
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                 (Name of Small Business Issuer in its charter)


    Yukon, British Columbia           0-30770                  04-3779327
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   (State of incorporation)     Commission File No.       (IRS Employer
                                                           Identification No.)

                        2993 S. Peoria Street, Suite 302
                             Aurora, Colorado 80014
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                (Address of Principal Executive Office) Zip Code


       Registrant's telephone number, including Area Code: (303) 261-1370
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


Item 1.01 Entry into a Material Definitive Agreement.
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Bravo Resource Partners Ltd. (TSXV NEX-BRV.H) (the "Company") announces that it has entered into an investment agreement with Shore Drive Productions LLC, a California limited liability company, to participate in the development, production, and distribution of two television series entitled "Ride" and "Uncaged."

Pursuant to the agreement dated February 25, 2006, the Company will invest $11,075USD in the development of "Uncaged" and $9,300USD in the development of "Ride." Upon distribution of each series, the Company will receive the return of its investment plus thirty percent (30%) from the first sales of the product; in addition, the Company will receive three percent (3%) of gross sales of the series.

"Uncaged" is a thirteen-episode adventure series with original footage of the globe's most remote regions - from the icy cliffs of the Arctic Circle to the untamed jungles of Central America. The series explores endangered wildlife, time-sculpted archipelagoes, and human cultures steeped in myth and legend.

"Ride" is an international television series about celebrities, pro racers, and others who share a passion for motorcycles. "Ride" is a half-hour, magazine-format series featuring top-model photo-shoots in Times Square with the hottest models and sport bikes. Television and film stars kick-starting their dirt bikes for a blast through the desert or taking us on a ride through the twists of Malibu Canyon.

The current board of directors of the Company believes the transactions to be in the best interests of the Company and its shareholders.

All proposed transactions are subject to acceptance by the TSX Venture Exchange and other applicable regulatory approvals.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 2, 2006

                                                  BRAVO RESOURCE PARTNERS, LTD.



                                                   By: /s/ Tyrone R. Carter
                                                       ----------------------
                                                       Tyrone R. Carter
                                                       Director